Exhibit 99.2

Digimarc Corporation (DMRC) Conference Call

Third Quarter 2024 Financial Results

November 14, 2024

Welcome [George Karamanos]

Welcome to our Q3 conference call. Riley McCormack, our CEO, and Charles Beck, our CFO, are with me on the call. On the call today, we will provide a business update and discuss Q3 financial results. This will be followed by a question and answer forum. We have posted our prepared remarks in the investor relations section of our website and will archive this webcast there.

Safe Harbor Statement

Before we begin, let me remind everyone that today's discussion contains forward-looking statements that have risks and uncertainties. Please refer to our press release for more information on the specific risk factors that could cause actual results to differ materially.

Riley will now provide a business update.

Business Update [Riley McCormack]

Thank you, George, and hello everyone.

Looking forward, Q3 was the most significant quarter I have witnessed since I joined the company.   Invention and market development are the twin pillars upon which all future opportunities are built. In both of these critical areas, we not only made significant progress on things underway, we also opened new areas of opportunity we previously didn’t believe addressable in the near term.

Looking back, we acknowledge Q3 revenue doesn’t reflect the reality just described. The gap between what lies ahead and what lies behind has never been this large. As noted in the 10-Q that we published today, our third quarter results were impacted by the delayed renewal of a commercial contract. The financial component of this deal is meaningful, as it represents a significant upsell. The strategic component will prove transformational, not only to our company but also to the massive industry it will revolutionize.

In fact, it is exactly this broad industry impact that has led to this deal taking longer to close than all involved originally believed. Trading time-to-close for strategic scope is an outcome I unequivocally support. We run our business to maximize long-term value, and we expect our current path to do exactly that. In addition, our decision to invest a large amount of company resources in Q3 to support this deal versus other opportunities is another decision behind which I unequivocally stand, even knowing as we do now that the expenditure of those resources wouldn’t fall in the same quarter in which the deal was signed.

Because of the transformational nature of this deal from both a financial and strategic perspective, if it closes before our next scheduled call as we currently believe is likely, we will hold an interim call. On any such call, we will provide more details on this specific deal as well as a more complete discussion on what lies ahead, providing the context we know we owe you as to why we believe the gap between looking forward and looking backward has never been this large. For reasons that will be clear, our ability to provide the full picture today is impacted by our inability to discuss the specifics of this deal. Instead of providing a partial picture by discussing the other important developments I noted earlier, I will reserve the rest of my prepared remarks for this interim call.

I will now turn the call over to Charles to discuss our Q3 financial results.

Financial Results [Charles Beck]

Thank you, Riley, and hello everyone.

I normally begin my discussion of our financial results by providing a snapshot of our key financial metrics because I believe this overview provides useful context ahead of discussing each metric in turn. As a result of the significance of the delayed contract Riley just referenced, today I am going to forgo providing that snapshot because Q3 results are not a true representation of the state of our business.

In addition to having an outsized impact on ending ARR1, the delay in resigning resulted in no revenue being recognized nor any cash collected from this contract during Q3. By significantly impacting some of our most important financial metrics, this delay means quarterly financial results are not reflective of our expected go-forward performance, even before considering this contract renewal is expected to include a large upsell.

Ending ARR was $18.7 million compared to $19.6 million at the end of September last year. ARR decreased $900 thousand, which reflects a $5.8 million decrease due to the delayed contract I just referenced, as the original contract has expired and is therefore excluded from ending ARR. The decrease in ARR from this contract was partially offset by net new additions to ARR. While some companies include forecasted renewals in their ARR metric, we take a more conservative approach by only including contracts that are booked in ARR.

Total revenue for the quarter was $9.4 million, an increase of $500 thousand or 5% from $9.0 million in Q3 last year.

Subscription revenue, which accounted for 56% of total revenue for the quarter, grew 9% from $4.8 million to $5.3 million year-over-year. The increase reflects subscription revenue recognized on new customer contracts as well as upsells on existing customer contracts, offset by no revenue being recognized from the impacted contract as I mentioned earlier. Subscription revenue growth would have been significantly higher if the delayed contract had closed within Q3 as originally expected.

Service revenue was flat at $4.2 million year-over-year, reflecting higher commercial service revenue from HolyGrail recycling projects partially offset by lower government service revenue due to timing.

Subscription gross profit margin2 improved slightly to 86% in Q3 this year, compared to 85% in Q3 last year and 89% in the prior quarter. The sequential drop in subscription gross profit margin is due to the absorption of fixed costs over a lower subscription revenue number. This metric would have been significantly higher on both a year-over-year and sequential basis if the aforementioned contract had closed in Q3.

Service gross profit margin improved from 54% in Q3 last year to 61% in Q3 this year, reflecting a favorable change in labor mix. We expect to generate mid-50 percent service gross profit margins on a normalized basis, with some fluctuation quarter to quarter.

Operating expenses for the quarter were $17.3 million compared to $16.4 million in Q3 last year, an increase of 5%. Included in Q3 operating expenses this quarter was $600 thousand of one-time cash severance costs for organizational changes made during the quarter to better align our operations. Additionally, operating expenses were $400 thousand higher due to lower labor costs allocated to cost of revenue due to the amount and mix of billable labor hours incurred during the quarter. Total expenses, which exclude the impact of allocations, were flat year-over-year when removing the $600 thousand of one-time severance costs.

Non-GAAP operating expenses, which exclude non-cash and non-recurring items, were $14.1 million for the quarter, up 7% compared to $13.2 million in Q3 last year. The increase in non-GAAP operating expenses closely mirrors the increase in GAAP operating expenses that I just explained, and like total GAAP expenses, total non-GAAP expenses were flat when excluding one-time severance costs and the impact of allocations.

Net loss per share for the quarter was 50 cents versus 53 cents in Q3 last year. Non-GAAP net loss per share was 29 cents in both periods.

We ended the quarter with $33.7 million in cash and short-term investments.

Free cash flow3 usage was $7.3 million for the quarter, compared to $400 thousand in Q3 last year. The variation year-over-year is primarily due to the timing of cash receipts from the contract we have been referencing throughout our prepared remarks. If this contract, as currently drafted, had been executed and paid within the third quarter, free cash flow would have been positive in Q3.

While we are working diligently to finalize this contract in Q4, the receipt of payment will lag contract execution by standard payment terms. Even if we do not receive payment from this contract before the end of the year, we expect Q4 free cash flow usage to be significantly improved from Q3. If we do receive payment before the end of the year, we expect Q4 free cash flow to be significantly positive.

For further discussion of our financial results, and risks and prospects for our business, please see our Form 10-Q that has been filed with the SEC.

I will now turn the call back over to Riley for final remarks.

1 Annual Recurring Revenue (ARR) is a company performance metric calculated as the aggregation of annualized subscription fees from all of our commercial contracts as of the measurement date.
2 Subscription gross profit margin excludes amortization expense on acquired intangible assets.
3 Free cash flow includes cash used in operating activities, the purchase of property and equipment and capitalized patent costs.

Final Remarks [Riley McCormack]

Thanks Charles.  I will keep my closing remarks as brief as my opening remarks. Q3 was the most significant quarter I have witnessed since I joined the company. What lies ahead looks much different than what can be seen in any lagging indicator. We look forward to closing this gap as soon as we are able. We will now open the call up to questions.